UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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TECHE HOLDING COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[TECHE HOLDING COMPANY LETTERHEAD]

December 20, 2007

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Teche Holding Company, I cordially invite you to attend the Annual Meeting of Stockholders to be held at the office of Teche Federal Bank at 1120 Jefferson Terrace, New Iberia, Louisiana on January 23, 2008 at 10:30 a.m. During the meeting, I will report on the operations of the Company, and directors and officers of the Company, as well as a representative of the Company’s independent auditors, Dixon Hughes PLLC, will be present to respond to questions from stockholders.

At the meeting, stockholders will elect three directors and ratify the appointment of the Company’s independent auditors. The Board of Directors of the Company unanimously recommends a vote “FOR” both of these items.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it as promptly as possible in the postage-paid return envelope we have provided. Voting by proxy will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

Patrick O. Little
Chairman, President and Chief Executive Officer
Teche Holding Company

TECHE HOLDING COMPANY

1120 JEFFERSON TERRACE BOULEVARD

NEW IBERIA, LOUISIANA 70560

(337) 560-7151

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 23, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Teche Holding Company (the “Company”) will be held at the office of Teche Federal Bank at 1120 Jefferson Terrace, New Iberia, Louisiana on January 23, 2008, at 10:30 a.m. A proxy card and a proxy statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of three directors of the Company; and
2.	The ratification of the appointment of Dixon Hughes PLLC as independent auditors of the Company for the fiscal year ending September 30, 2008.

The transaction of such other matters as may properly come before the Meeting or any adjournments thereof may also be acted upon. The Board of Directors is not aware of any other business to come before the Meeting. Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Stockholders of record at the close of business on December 10, 2007 are the stockholders entitled to vote at the Meeting and any adjournments thereof.

Each stockholder, whether or not he or she plans to attend the meeting, is requested to sign, date, and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by the stockholder may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder present at the Meeting may revoke his or her proxy and vote in person on each matter brought before the Meeting. Please note that stockholders whose shares are not registered in their own names will need additional documentation from the record holder of their shares in order to vote in person at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

W. Ross Little, Jr.
Secretary

New Iberia, Louisiana

December 20, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM AT THE MEETING. A POSTAGE-PAID PRE-ADDRESSED RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

OF

TECHE HOLDING COMPANY

1120 JEFFERSON TERRACE BOULEVARD

NEW IBERIA, LOUISIANA 70560

ANNUAL MEETING OF STOCKHOLDERS

JANUARY 23, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Teche Holding Company (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, which will be held at the office of Teche Federal Bank at 1120 Jefferson Terrace, New Iberia, Louisiana on January 23, 2008, at 10:30 a.m. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about December 20, 2007. The Company is the parent company of Teche Federal Bank (the “Bank”).

At the meeting, stockholders will consider and vote upon (i) the election of three directors and (ii) the ratification of the appointment of Dixon Hughes PLLC as independent auditors of the Company for the fiscal year ending September 30, 2008. The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment thereof.

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting. A proxy will not be voted if a stockholder attends the meeting and votes in person. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” election of the nominees set forth below and “FOR” ratification of the appointment of the independent auditors.

If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve. The proxy also provides discretionary authority to vote with respect to matters incident to the conduct of the meeting.

Stockholders of record as of the close of business on the voting record date, December 10, 2007, are the stockholders who may vote at the 2008 Annual Meeting of Stockholders, and they are entitled to one vote for each share of the Company’s common stock then held. As of that date, the Company had 2,205,699 shares of common stock issued and outstanding.

The following table shows the number of shares of the Company’s common stock owned by all persons and entities who were known by the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock. The information shown is as of the December 10, 2007 voting record date.

	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Patrick O. Little 1120 Jefferson Terrace, New Iberia, Louisiana 70560	200,200	(1)	9.01%

First Manhattan Company 437 Madison Avenue, New York, New York 10022	134,052		6.08%

Jeffery L. Gendell 237 Park Avenue, New York, New York 10017	201,418		9.13%

_______________

(1)

Includes 15,846 shares that may be acquired pursuant to the exercise of options. Includes 14,743 shares owned by Mr. Little’s wife, 24,150 shares held in trust for Mr. Little’s minor children and 4,381 shares held jointly with Mr. Little’s mother, which Mr. Little may be deemed to beneficially own.

PROPOSAL I – ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, each containing approximately one-third of the total members of the Board, and the directors serve for staggered three-year terms. Pursuant to the Company’s bylaws, directors are elected by a plurality of votes cast.

Three directors will be elected at the 2008 Annual Meeting of Stockholders, and the nominees are Mary Coon Biggs, J.L. Chauvin and Thomas F. Kramer, all of whom are currently members of the Board.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of the nominees.

PROPOSAL II – RATIFICATION OF INDEPENDENT AUDITORS

Ratification of the appointment of the Company’s independent auditors requires the approval of a majority of the votes cast.

Dixon Hughes PLLC was the Company’s independent auditor for the 2007 fiscal year, and has been appointed to continue as auditor for the 2008 fiscal year. A representative of Dixon Hughes is expected to be present at the meeting to respond to stockholders’ questions and may make a statement on behalf of the firm.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes PLLC as the Company’s independent auditors for the 2008 fiscal year.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding the Company’s directors and executive officers. The year first elected refers in most cases to the director’s election to the Bank’s Board of Directors as most of the directors served as members of the Bank’s Board prior to joining the Company’s Board of Directors.

Name	Age	Year First Elected	Current Term to Expire	Shares of Common Stock Beneficially Owned(1)		Percent of Class

BOARD NOMINEES FOR TERM TO EXPIRE IN 2011
Mary Coon Biggs	66	1982	2008	27,940	(2)	1.27%
J. L. Chauvin	52	2002	2008	45,974	(3)	2.07%
Thomas F. Kramer	78	1987	2008	39,850	(4)	1.81%

DIRECTORS CONTINUING IN OFFICE
Henry L. Friedman	56	1979	2009	27,856	(5)	1.26%
W. Ross Little, Jr.	55	1981	2009	104,156	(6)	4.69%
Robert L. Wolfe, Jr.	53	2007	2009	8,841		0.40%
Donelson T. Caffery, Jr.	57	1994	2010	25,631	(7)	1.16%
Ernest Freyou	68	2007	2010	1,500		0.07%
Robert Judice, Jr.	63	2002	2010	19,998	(8)	0.90%
Patrick O. Little	51	1989	2010	200,200	(9)	9.01%

CERTAIN EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK
Scott T. Sutton	54	N/A	N/A	47,910	(10)	2.14%
Darryl R. Broussard	49	N/A	N/A	17,290	(11)	0.78%

____________________

(1)

Number of shares beneficially owned as of December 10, 2007, the voting record date for the 2008 Annual Meeting of Stockholders. An individual is considered to beneficially own shares for which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares.

(2)	Includes 1,440 shares that may be acquired pursuant to the exercise of options. Includes 10,200 shares held jointly with Mrs. Biggs’ husband.
(3)	Includes 16,499 shares that may be acquired pursuant to the exercise of options. Includes 4,000 shares held jointly with Mr. Chauvin’s wife.
(4)	Includes 1,440 shares that may be acquired pursuant to the exercise of options. Includes 6,000 shares owned by Dr. Kramer’s wife.
(5)	Includes 1,440 shares that may be acquired pursuant to the exercise of options. Includes 5,118 shares owned by Mr. Friedman’s wife and 1,800 shares held in trust for Mr. Friedman’s children.
(6)	Includes 16,499 shares that may be acquired pursuant to the exercise of options. Includes 4,381 shares held jointly with Mr. Little’s mother.

(7)	Includes 1,440 shares that may be acquired pursuant to the exercise of options. Includes 3,096 shares held in trust for Mr. Caffery’s children.
(8)	Includes 12,696 shares that may be acquired pursuant to the exercise of options.
(9)

Includes 15,846 shares that may be acquired pursuant to the exercise of options. Includes 14,743 shares owned by Mr. Little’s wife, 24,150 shares held in trust for Mr. Little’s minor children and 4,381 shares held jointly with Mr. Little’s mother.

(10)	Includes 35,882 shares that may be acquired pursuant to the exercise of options.
(11)	Includes 11,900 shares that may be acquired pursuant to the exercise of options.

The Company’s directors’ and executive officers’ aggregate beneficial ownership of the Company’s common stock is as follows:

	Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding
Directors and executive officers as a group	567,146	24.44%

______________

(1)

Number of shares beneficially owned as of December 10, 2007, the voting record date for the 2008 Annual Meeting of Stockholders. Includes 115,082 shares that may be acquired pursuant to the exercise of options. Includes all shares for which these individuals directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares.

Mary Coon Biggs is a senior partner of the law firm Biggs, Supple, Cremaldi & Curet, L.L.P. She has been associated with the firm or its predecessors since 1969 and has been a partner since 1975. Mrs. Biggs is a member of various professional, civic, historical and cultural organizations.

J. L. Chauvin has served as Treasurer of the Company since its incorporation in December 1994 and as a director since March 2002. Mr. Chauvin has been employed by the Bank since 1983 and was promoted to Treasurer in November of 1994 and to Senior Vice President in January of 1999. Mr. Chauvin is a member of the Louisiana Society and American Institute of Certified Public Accountants.

Thomas F. Kramer retired from his medical practice in 1993. He was a specialist in obstetrics and gynecology and is a member of various medical organizations. Dr. Kramer is a member and past president of the St. Mary Chapter of the Louisiana Landmark Society and an officer of the Rotary Club of Franklin. He served for twelve years on the Council of the Shadows on the Teche, a property of the National Trust for Historic Preservation. He has received the distinguished service award from the Boy Scouts of America and in 1994 was the recipient of the Golden Service Award of the West St. Mary Chamber of Commerce.

Henry L. Friedman is currently president of both Meyer’s Shoe Stores, Inc., Franklin, Louisiana and H. & L. Realty Company, Inc., Franklin, Louisiana. Mr. Friedman is past Chairman of the Franklin City Planning Commission, and he is a member and past president of both the St. Mary Chamber of Commerce and the Rotary Club of Franklin.

W. Ross Little, Jr. is Senior Vice President of Sales and Marketing and also serves as Secretary of the Company. He was elected to the Board of Directors of the Bank in August 1999. W. Ross Little, Jr. served as a practicing attorney in Lafayette Parish from 1990 to 1994. He previously served as Secretary of the Bank from August 1979 to November 1995 and Treasurer of the Bank from January 1980 to November 1994. He is the brother of Patrick O. Little.

Robert L. Wolfe, Jr. is President of Morgan Goudeau & Associates, Inc., consulting engineers and land surveyors. He joined the Board of the Bank in February 2007 and was subsequently elected to the Board of the Company in September 2007. Prior to that, he served on the Board of St. Landry Financial Corporation from 1989 until its merger with the Company in July 2004. Upon consummation of the merger he served as member of the Advisory Board until his appointment to the Board of the Bank.

Donelson T. Caffery, Jr. is the manager of family properties and is semi-retired. Mr. Caffery serves as a trustee for the St. Mary Parish Library Board of Control. He is also a former member of the vestry of the St. Mary’s Episcopal Church, past board member of the West St. Mary Chamber of Commerce, past president of the St. Mary Chapter of the Landmark Society, past board member of the Rotary club of Franklin and a member of various trade organizations.

Ernest Freyou, before retiring in January 2005, served as President of Regions Bank of Acadiana in South Louisiana. Prior to that he worked for the Iberia Parish Police Jury as Parish Administrator for nearly 20 years. He also spent nine years as Director of First National Bankers’ Bank in Baton Rouge, Louisiana and he served as Director of the National Bank for Cooperatives (Co-Bank), a farm credit bank, in Denver, Colorado for three years. He is the President-elect of the Iberia Parish Government. He continues to be actively involved with various community organizations. He joined the Board of the Bank in December 2006 and was subsequently elected to the Board of the Company in September 2007.

Robert Judice, Jr. is the president of Frank Martin Farms, Inc., a 2,000 acre sugarcane farming operation located in Centerville, Louisiana. He serves on the boards of directors of the American Sugar Cane League and the St. Mary Parish Farm Bureau and acts as Sugar Cane Festival director for St. Mary Parish. Prior to his appointment as a director of the Company in March 2002, Mr. Judice was a member of the Bank’s advisory board for twenty years.

Patrick O. Little is the Chairman, President and Chief Executive Officer of the Company and the Bank and has been employed by the Bank since 1980. Mr. Little has served as President of the Bank since January 1991 and as Chairman of the Bank since 1999. Mr. Little is the brother of W. Ross Little, Jr.

Scott T. Sutton is the Senior Vice President of Operations of the Bank and has been employed by the Bank since 1999. Mr. Sutton has been in the banking industry since 1972 and has been responsible for bank operations and retail functions in both large and small financial institutions. He is active in civic and community organizations in Iberia Parish, having served as past chairman of the Greater Iberia Chamber of Commerce and chairman of the United Way of

Iberia, Inc. Mr. Sutton is currently serving as president of Southern Mutual Financial Services, which is a certified community development financial institution, or CDFI.

Darryl R. Broussard is a Senior Vice President of the Bank and also the Chief Lending Officer. He is responsible for all loan operations and for commercial loan originations. He has been in the banking industry since 1983 and has been employed by the Bank since 1996.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Company’s Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended September 30, 2007, the Board of Directors held 12 regular meetings and no special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company and committees listed below on which such director served during the fiscal year ended September 30, 2007.

The Audit Committee, a standing committee, is comprised of Directors Kramer, Friedman, Caffery and Freyou. The Board of Directors has determined that Mr. Caffery is an Audit Committee Financial Expert within the meaning of the regulations of the Securities and Exchange Commission. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with the rules of the American Stock Exchange. The Audit Committee recommends engagement of independent auditors, receives the internal and independent audit reports and recommends appropriate action. The Audit Committee met five times during the fiscal year ended September 30, 2007.

The Board of Directors has reviewed, assessed the adequacy of and approved a formal written charter for the Audit Committee, a copy of which is attached as an appendix to this proxy statement.

Report of the Audit Committee

For the fiscal year ended September 30, 2007, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditor, Dixon Hughes PLLC (“Dixon Hughes”), all matters required to be discussed under Statement on Auditing Standards No. 61 (as amended), and (iii) received from Dixon Hughes disclosures regarding the independence of Dixon Hughes as required by Independence Standards Board Standard No. 1 and discussed with them the independence of Dixon Hughes. Based on its foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Audit Committee:
Thomas F. Kramer	Donelson T. Caffery, Jr.
Henry L. Friedman	Ernest Freyou

Principal Accounting Fees and Services

Effective July 30, 2002, the Securities and Exchange Act of 1934 was amended by the Sarbanes-Oxley Act of 2002 to require all auditing services and non-audit services provided by a company’s independent auditor to be approved by the audit committee prior to such services being rendered or to be approved pursuant to pre-approval policies and procedures established by the audit committee. The Company’s Audit Committee has not established pre-approval procedures and instead specifically approves each service prior to the engagement of the auditor for all audit and non-audit services. All of the services listed below for 2007 and 2006 were approved by the Audit Committee prior to the service being rendered. There were no services that were not recognized to be non-audit services at the time of engagement that were approved after the fact.

Audit Fees. The aggregate fees for professional services rendered for the audit of the Company’s annual financial statements, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by independent auditors in connection with statutory and regulatory filings and engagements for the fiscal years ended September 30, 2007 and 2006 were $126,721 and $121,394, respectively.

Audit Related Fees. The aggregate fees for assurance and related services related to the audit of the annual financial statements and to the review of the quarterly financial statements for the fiscal year ended September 30, 2007 and 2006 were $13,675 and $18,628, respectively. The audit related services principally consisted of audits of the Company’s employee stock ownership plan and accounting consultations.

Tax Fees. The aggregate fees for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended September 30, 2007 and 2006 were $18,200 and $16,000, respectively. Such tax-related services principally consisted of tax return preparation.

All Other Fees. During the fiscal years ended September 30, 2007 and 2006, the Company’s independent auditors did not provide any services or products other than those listed above.

Director Nomination Process

The Nominating Committee, a standing committee, is comprised of Directors Caffery, Friedman, Judice, Biggs and Kramer. The Nominating Committee recommends to the full Board of Directors persons for selection as the Board’s nominees for election as directors. The Committee met one time during the fiscal year ended September 30, 2007. As defined by the rules of the American Stock Exchange, each member of the committee is an independent director. The responsibilities of the members of the Nominating Committee are set forth in a charter, a copy of which is attached as an appendix to this proxy statement.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The process for identifying and evaluating potential nominees of the Board includes soliciting recommendations from directors and officers of the Company and the Bank. Additionally, the Board will consider persons recommended by stockholders of the Company in selecting nominees of the Board for election as directors. In the Board’s selection of nominees of the Board, there is no difference in the manner of evaluation of potential nominees who have been recommended by directors or officers of the Company and the Bank versus evaluation of potential nominees who have been recommended by stockholders.

To be considered in the Board’s selection of nominees of the Board, recommendations from stockholders must be received by the Company in writing by at least 60 days prior to the date of the immediately preceding annual meeting of stockholders of the Company. Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered. Persons recommended for consideration as nominees of the Board should meet the director qualification requirements set forth in Article III, Section 3 of the Company’s Bylaws, which require that (i) directors must be stockholders of the Company, beneficially owning at least 100 shares; (ii) directors must be residents of Louisiana. The Board also believes nominees should be persons with excellent decision-making ability, business experience, personal integrity and reputation who are knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.

Stockholder Communications

The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. The Board of Directors does not have a formal written policy regarding director attendance at annual meetings. However, the Board encourages directors to attend all annual meetings. All of the Board’s members attended the 2007 annual meeting of stockholders.

Certain Relationships and Related Transactions and Director Independence

Except as indicated below, no directors, executive officers, or immediate family members of such individuals were engaged in transactions with the Company or any subsidiary involving more than $120,000 during the fiscal year ended September 30, 2007.

Director Mary Coon Biggs is a senior partner in the law firm Biggs, Supple, Cremaldi & Curet, L.L.P. located in Franklin, Louisiana. Biggs, Supple, Cremaldi & Curet, L.L.P. has rendered to the Bank a variety of legal services, primarily in connection with ordinary and foreclosure proceedings; commercial law matters; title examinations; document preparation; and correspondence with auditors. During the fiscal years ended September 30, 2007 and 2006, Biggs, Supple, Cremaldi & Curet, L.L.P. received approximately $109,000 and $121,000, respectively, in fees for all legal services rendered to the Bank.

All of the Company’s directors, other than Mary Coon Biggs, Patrick O. Little, W. Ross Little, Jr. and J.L. Chauvin, are independent directors under the rules of the American Stock Exchange, where the Company’s common stock is listed. Messrs. Little and Mr. Chauvin are not independent because they are also employees of the Company and the Bank. Ms. Biggs is not independent as a result of the relationship between the Bank and Ms. Bigg’s law firm, as described above.

The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. All loans to executive officers and directors of the Company have been made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility nor present other unfavorable features. All loans by the Bank to directors and executive officers of the Company are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank.

COMPENSATION DISCUSSION AND ANALYSIS

General Policy

The objective of the Company’s executive compensation program is to advance the long-term performance of the Company and the Bank. The following principles guide our decisions in this program:

•	Aligning the interests of executives and shareholders through increased stock ownership;

•	Linking rewards to company-wide and individual performance;

•	Providing incentives to promote long-term growth in Company earnings;

•	Structuring executive officer compensation to achieve short term and long term operational and earnings objectives; and

•

Providing executive compensation that is competitive with comparable financial institutions to ensure that we are able to attract, motivate and retain qualified and talented executives who will help facilitate improved financial performance and earnings growth.

Compensation levels for executives are established after considering measures that include, but are not limited to, the financial performance of the Company, annual job performance evaluations, and competitive labor market conditions. Other qualitative factors such as overall job performance, leadership, teamwork, and community involvement are considered in compensation deliberations.

Our philosophy is that implementing an executive compensation and benefits program that is focused on achieving the above principles will benefit Teche, and ultimately its shareholders, over the long-term by helping attract and retain highly qualified and industry-experienced executives who are committed to our continued growth and long-term success.

The Committee utilizes publicly available information to analyze compensation practices for executive officers of financial services companies with assets of between $500 million and $1 billion located in Louisiana and in the surrounding states. The Committee has historically utilized outside consultants who have relied upon labor market studies and other relevant market data. Compensation survey information is drawn from both national and regional financial research organizations that report compensation practices and salary levels for executive positions at comparably sized financial institutions, specifically banks and thrifts. The Committee has complete access to all necessary Company personnel records, financial reports, and other data. No specific benchmarking of compensation to a predetermined peer group of companies is utilized.

Components of Compensation

In evaluating executive compensation, the Compensation Committee concentrates on several fundamental components: base salary, annual incentive compensation, retirement income opportunity and equity based incentive compensation.

Base Salary:

Base salary levels for senior executives and other officers reflect an individual’s job responsibilities, experience and performance and comparisons to the salaries of executives in similar positions. The base salary of each executive officer provides a minimum fixed compensation level competitive in the marketplace.

Annual Incentive Compensation:

We maintain an annual incentive compensation program for most employees who, by virtue of their role in our company, have significant opportunity to improve our profits and growth. Consistent with our overall compensation philosophy of linking incentive awards to company wide and individual performance results, the annual incentive compensation program is designed to provide performance-based annual cash compensation based on the overall performance of the Company. In evaluating Company performance for fiscal 2007, two criteria were used: return on average equity and return on average assets.

Retirement Income Opportunity:

Another component of our executive compensation strategy is to provide retirement income opportunity. Presently, such retirement income opportunity includes the Bank’s defined benefit pension plan (for which the level of retirement benefits was frozen effective July 1, 2004), the Bank’s 401K plan and the Bank’s Employee Stock Ownership Plan. Retirement programs are important in attracting and retaining management and other employees over the longer term. In addition, the Employee Stock Ownership Plan is important in aligning the interests of management and all employees with those of shareholders.

Equity Based Incentive Compensation:

Previously, the Company’s shareholders have approved various Stock Compensation and Incentive Plans. Through these plans, executives may be awarded stock options and restricted stock awards that will offer them the possibility of future compensation opportunity depending on the executive’s continued employment with the Company and the Bank and the long-term price appreciation of the Company’s common stock. The plans also permit the award of performance share awards for which vesting is dependent on performance criteria set by the Compensation Committee, unlike regular restricted stock awards which generally vest over a period of time without any performance criteria.

The Company’s stock option program is designed to recognize the executive’s responsibilities, experience and performance and to align executive compensation with the Company’s long-term financial performance and long-term shareholder return. In determining stock option awards, the Compensation Committee considers the executive’s performance, the Company’s performance and information and analysis presented by the Company’s compensation consultant. Stock options granted for fiscal 2007 reflect these key factors.

Based on the factors set forth above, the Company’s executive officers received stock options on October 1, 2007. Such option awards become exercisable at the rate of 20% per year, beginning October 1, 2008, and then 20% annually thereafter. Options expire not later than ten years from the date of grant. Options granted were valued at $6.50 using a Black-Scholes option pricing model. Because the effective date of these awards was subsequent to the fiscal year ended September 30, 2007 they are not included in the table presenting grants of plan based awards within the “Named Executive Officer Compensation” section of this proxy statement.

Beginning October 1, 2005, the Company began expensing stock option grants in accordance with Statement of Financial Accounting Standards 123R. When determining the amount of stock options to grant, the Compensation Committee considers the financial reporting expense of the grant and the potential benefits as a compensation component. The Company believes that granting stock options effectively balances the objective of aligning executive compensation with the Company’s long term performance goals and long-term shareholder return. The vesting period set by the Compensation Committee has generally been that vesting occurs in five equal installments with the first vesting occurring one year from the date of the award. The vesting period encourages a long-term focus on operating results and encourages the executive officers to remain with the Company.

Performance share awards are primarily granted to those individuals who, by virtue of their role with the Company and the Bank, have significant opportunity to improve profits and growth. This program provides performance-based annual stock awards based on the achievement of a performance target approved by the Compensation Committee. For awards made in the fiscal year ended September 30, 2007, the performance target is based on the three-

year cumulative return on equity for the three-year period covering fiscal years 2008, 2009 and 2010.

The Compensation Committee sets minimum, mid-level, target and maximum levels of performance required for the executives to receive performance shares. For performance below the minimum level, no shares are received; however, a discretionary award may still be authorized by the Compensation Committee.

Other Important Components of the Compensation Program:

In addition to these components of the compensation program, the Company also maintains employment agreements, including change in control severance protection, insurance programs and other benefit programs, and perquisites and other personal benefits, all consistent with industry practices in our market areas. All of these components of the compensation program are intended to maintain a competitive compensation program necessary to reward executive officers for achieving corporate goals and objectives, to provide the necessary job security and protections so that they may focus on achieving improved financial performance for the Company and its shareholders and to permit Teche to recruit new professional staff from time to time as necessary.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program of the President and Chief Executive Officer and the other executive officers for whom specific compensation information is presented within this proxy statement (our “named executive officers” or “NEOs”).

The Compensation Committee meets in September of each year to determine annual salary adjustments, cash bonus and stock option awards for NEOs. The Company does not have a formal policy addressing each specific type of compensation.

The Committee does consider a variety of factors as it evaluates compensation for each NEO, including:

•	Overall corporate performance as compared to prior year’s performance;

•	Bank performance metrics compared to peers, including return on assets, return on equity, charge-offs, level of non-performing loans; and

•	The individual achievements of each NEO in their respective areas of responsibility.

Mr. Little, the President and CEO, meets with the Compensation Committee to discuss the performance evaluations of each of the NEOs excluding himself, and discusses his determinations regarding the compensation actions for the other NEOs. Mr. Little is not present for any discussion involving his compensation.

In addition to executive annual incentive compensation discussed above, the Company realizes that all employees contribute to its success, and therefore, cash bonuses are also distributed to most employees based on return on average assets.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of shareholders and has established the Teche Federal Bank Employee Stock Ownership Plan and various Stock-Based Incentive Plans to help facilitate this objective. Although each of the NEOs have a substantial personal investment in the Company’s common stock, the Board of Directors does not have formal equity ownership requirements or guidelines for executive officers.

Committee Review of Executive Compensation

In making its recommendations regarding executive compensation in September 2007, the Compensation Committee was influenced by several positive factors. Primary among these were the financial performance of the Company, including long-term return to shareholders, return on average assets, return on equity, net interest margin and growth in earnings per share, and the role of the Company’s executive officers in achieving these operating results. Individual factors include the senior executive’s implementation of successful business strategies; maintenance of an effective management team; and various personal qualities, including leadership, commitment, and professional and community standing.

The following summarizes the Compensation Committee’s involvement in the compensation decisions and policies adopted by the Bank and the Company for executive officers generally, and for the President and CEO, Patrick O. Little, in particular, during the fiscal year ended September 30, 2007. The Committee is responsible for providing oversight of the compensation programs for the senior executives of the Company and the Bank. In addition, the Compensation Committee conducts periodic reviews of the job performance of the President and CEO and makes the determination regarding any salary and incentive compensation actions to be taken with respect to the President and CEO. The Compensation Committee determines the overall executive compensation program for senior executives, including approval of the salary ranges and incentive compensation programs applicable to the senior executives. The President and CEO advises the Compensation Committee of his actions regarding any salary changes to be paid to the senior executives in accordance with the guidelines established by the Compensation Committee. The Compensation Committee makes all determinations of Awards under the Company’s Stock Compensation and Incentive Plans for all senior executives and key employees.

Compensation of the Chief Executive Officer

In assessing appropriate types and amounts of compensation for the CEO, the Board evaluates both corporate and individual performance. Corporate factors included in such evaluation are: long-term return to shareholders, return on average assets, return on equity, net interest margin and growth in earnings per share. Individual factors include the CEO’s initiation and implementation of successful business strategies; maintenance of an effective management team; and various personal qualities, including leadership, commitment, and professional and community standing.

After reviewing the Company’s fiscal-year results in September 2007, as well as his individual contributions, the Compensation Committee concluded that the CEO, Patrick O. Little, performed in 2007 in accordance with the Board’s previously approved business plan. The Company generated earnings and business growth short of the Company’s budget and operating plans, which did not anticipate the current interest rate environment. The Compensation Committee believes that Mr. Little has made significant contributions to the ongoing success of the Company and the Bank, and continues to set the stage for future earnings growth while operating in the current competitive banking market and difficult interest rate environment.

Based upon these performance factors, the Compensation Committee awarded a $12,400 salary increase to Patrick O. Little effective as of October 27, 2007, and he earned incentive compensation of $71,093 for his 2007 performance.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Thomas F. Kramer

Henry L. Friedman

Donelson T. Caffery, Jr.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Information

The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal year ended September 30, 2007.

	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Patrick O. Little, President and Chief Executive Officer	$247,077	$129,302	$2,031	$71,093	$12,000	$54,086	$515,589
J. L. Chauvin, Senior Vice President and Chief Financial Officer	$112,803	$20,378	$5,890	$26,643	$7,000	$29,220	$201,934
Scott T. Sutton, Senior Vice President	$128,663	$20,378	$5,890	$30,455	$3,000	$20,708	$209,094
W. Ross Little, Jr., Senior Vice President and Secretary	$92,005	$20,378	$5,890	$21,820	$6,000	$19,584	$165,677
Darryl R. Broussard, Senior Vice President	$99,979	$20,378	$5,890	$23,631	$2,000	$19,958	$171,836

_________________

(1)

Represents the compensation cost recognized by the Company for fiscal 2007 in connection with stock awards or option awards granted to the individual, regardless of the year of grant and calculated in accordance with Statement of Financial Accounting Standards 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please see Note 12 of Notes to Consolidated Financial Statements in the 2007 Annual Report to Stockholders.

(2)	Represents the annual cash compensation earned by the individual under the Bank’s annual incentive compensation program.
(3)	Represents the increase for fiscal 2007 in the present value of the individual’s accumulated benefit under the Bank’s pension plan.
(4)	All other compensation consists of the following:

	Allocation of Shares Under the Employee Stock Ownership Plan	401(k) Plan Employer Contribution	Life Insurance
Patrick O. Little	$42,220	$11,290	$576
J. L. Chauvin	$23,705	$5,081	$434
Scott T. Sutton	$14,489	$5,722	$497
W. Ross Little, Jr.	$15,139	$4,088	$357
Darryl R. Broussard	$13,637	$5,935	$386

Grants of Plan Based Awards

During the fiscal year ended September 30, 2007, performance share awards were granted to the named executive officers as shown in the table below. These awards will vest based on the achievement of a performance target approved by the Compensation Committee.

The performance target for the awards presented below is based on the three-year cumulative return on equity for the three-year period covering fiscal years 2007, 2008 and 2009. These were the only grants of plan-based awards during the year.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum
Patrick O. Little	10/01/06	625	1,250	1,875
J. L. Chauvin	10/01/06	200	400	600
Scott T. Sutton	10/01/06	200	400	600
W. Ross Little, Jr.	10/01/06	200	400	600
Darryl R. Broussard	10/01/06	200	400	600

During the year ended September 30, 2007, performance shares awards tied to the return on equity for the three-year period ended September 30, 2006 were determined to have been earned at the mid-level target for that three-year period and 1,400 shares were issued to Mr. Patrick Little and 500 shares each were issued to the other named executive officers. Awards tied to the return on equity for the three-year period ended September 30, 2007 were determined to have been earned at the mid-level target for that three-year period and 1,500 shares were issued to Mr. Patrick Little and 500 shares each were issued to the other named executive officers in November 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding option and stock awards held by the named executive officers at September 30, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration price of each outstanding option.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Patrick O. Little	8,846 7,000	-- --	$ $	18.50 23.27	10/24/11 10/23/12	3,055	$125,255	1,300	$53,000
J. L. Chauvin	3,299 2,600 1,600 2,000 7,000	-- -- 400 -- --	$ $ $ $ $	18.50 23.27 34.85 39.00 36.00	10/24/11 10/23/12 09/24/13 11/17/14 07/27/15	N/A	N/A	433	$17,767

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Scott Sutton	22,682 2,600 1,600 2,000 7,000	-- -- 400 -- --	$ $ $ $ $	16.34 23.27 34.85 39.00 36.00	8/24/09 10/23/12 09/24/13 11/17/14 07/27/15	N/A	N/A	433	$17,767
W. Ross Little, Jr.	3,299 2,600 1,600 2,000 7,000	-- -- 400 -- --	$ $ $ $ $	18.50 23.27 34.85 39.00 36.00	10/24/11 10/23/12 09/24/13 11/17/14 07/27/15	N/A	N/A	433	$17,767
Darryl R. Broussard	1,300 1,600 2,000 7,000	-- 400 -- --	$ $ $ $	23.27 34.85 39.00 36.00	10/23/12 09/24/13 11/17/14 07/27/15	N/A	N/A	433	$17,767

Option Exercises and Stock Vested

The following table sets forth information regarding options that were exercised and stock awards that vested during the year ended September 30, 2007. The value realized on exercise of options equals the difference between the exercise price and the trading price of the stock on the date of exercise. The vesting of stock awards during fiscal 2007 includes shares issued to the named executive officers under the performance share award program as a result of the Company having achieved the mid-level target for the three-year cumulative return on equity set by the Compensation Committee for fiscal 2004, 2005 and 2006 (1,400 shares for Patrick O. Little and 500 shares for each other named executive officer). The vesting of stock awards for Patrick O. Little also includes vesting of installments of restricted stock awards granted to him during fiscal 2003, 2004 and 2005. In each case the value realized on vesting of stock awards equals the closing price of the Company’s common stock on the date of vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Patrick O. Little	--	$--	3,255	$151,536
J. L. Chauvin	--	$--	500	$26,025

	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Scott T. Sutton	8,000		$288,050	500	$26,025
W. Ross Little, Jr.	--		$--	500	$26,025
Darryl R. Broussard	1,200 599 1,300	$$$	38,712 17,221 23,849	500	$26,025

Pension Benefits

The Bank is a participating employer in a multiple-employer pension plan sponsored by the Financial Institutions Retirement Fund. A qualifying employee becomes fully vested in the Pension Plan upon completion of five years service or when the normal retirement age of 65 is attained. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended.

The Pension Plan provides for monthly payments to each participating employee at normal retirement age. The annual benefit payable under the Pension Plan is equal to 2% of the average annual salary (excluding overtime and bonuses) received during benefits service multiplied by the number of years of credited service. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning as early as age 45. The Pension Plan also provides for payments in the event of disability or death. Credit of service under the Pension Plan was frozen as of July 1, 2004, and no additional benefits shall be accrued under the Pension Plan following such date.

The following table provides information with respect to the pension plan as of September 30, 2007. There are no other defined benefit plans at present.

	Number Of Years Credited Service	Present Value of Accumulated Benefit
Patrick O. Little	23	$167,000
J. L. Chauvin	20	$98,000
Scott T. Sutton	4	$38,000
W. Ross Little, Jr.	24	$78,000
Darryl R. Broussard	7	$33,000

Potential Payments Upon Termination or Change in Control

The Company has an employment agreement with Patrick O. Little, President and Chief Executive Officer. The agreement was renewed as of September 30, 2007 for a three-year term. The agreement has a provision that extends the remaining term of the agreement quarterly so that the remaining term of the agreement continues to be a full 36 months unless the Board notifies

Mr. Little otherwise. If the Bank terminates Mr. Little without “just cause” as defined in the agreement, Mr. Little will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement but in no event for less than 30 months. As of September 30, 2007, termination without just cause would have entitled Mr. Little to a continuation of his base annual salary amount of $248,000 in regular monthly payments for the full three-year period (amounting to $744,000 in total). The agreement also provides for continuation of Mr. Little’s health, life and disability benefits (including dependent participation) for the remaining term of the agreement, which based on the cost of such benefits as of September 30, 2007 would represent a benefit worth $34,236 over the remaining three-year term of the agreement.

Mr. Little’s agreement provides for payments upon a change in control as follows. In the event of involuntary termination of employment in connection with, or within one year after, any change in control of the Bank, Mr. Little will be paid a lump sum amount equal to 2.999 times his five-year average annual taxable compensation. If a change in control had occurred at September 30, 2007, Mr. Little would have been entitled to a lump sum payment of approximately $1,735,971 if he were terminated in connection with such change in control. In the event of a change in control all unvested option and stock awards immediately vest. Based on the $41.00 per share closing price of the Company’s common stock on September 30, 2007, the acceleration of vesting of Mr. Little’s unvested stock awards as of September 30, 2007 would be worth $178,255 (of which $53,300 relates to performance share awards and $125,255 relates to regular restricted stock awards). Mr. Little had no unvested options as of September 30, 2007.

The other named executive officers have change in control severance agreements with the Bank, which are not the same as an employment agreement. Termination with or without just cause absent a change in control does not result in any payments under the agreements with these officers. If involuntary terminated in connection with, or within one year after, any change in control of the Bank, each officer will be paid a lump sum amount equal to 2.999 times his five-year average annual taxable compensation. If a change in control had occurred at September 30, 2007, J.L. Chauvin, Scott Sutton, W. Ross Little, Jr. and Darryl Broussard would have been entitled to a lump sum payment of approximately $365,752, $731,290, $345,221 and $493,743, respectively, if terminated in connection with such change in control. In the event of a change in control all unvested option and stock awards immediately vest. Based on the $41.00 per share closing price of the Company’s common stock on September 30, 2007, the acceleration of vesting of these officers’ unvested stock awards as of September 30, 2007 would be worth $17,767 for each officer (all of which relates to performance share awards). The acceleration of vesting of these officers’ unvested options as of September 30, 2007 would be worth $2,460 for each officer (each holding 400 unvested options at that date with an exercise price of $34.85).

DIRECTOR COMPENSATION

For the fiscal year ended September 30, 2007, non-employee directors received 250 shares of the Company’s common stock and $700 in cash monthly, and were also paid a fee of $100 per committee meeting attended.

Set forth below is a table providing information concerning the compensation of the non-employee directors of the Company for the fiscal year ended September 30, 2007. Mr. Freyou and Mr. Wolfe were appointed to the Company’s Board of Directors in September 2007 and their compensation below reflects fees earned as directors of the Bank. Mr. Freyou became a Bank director in December 2006. Mr. Wolfe became a Bank director in February 2007.

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Donelson T. Caffery, Jr.	$10,600	$11,984	$2,054	$24,638
Robert Judice, Jr.	$10,400	$11,984	$14,372	$36,756
Mary Coon Biggs	$9,600	$11,984	$2,054	$23,638
Thomas F. Kramer	$9,600	$11,984	$2,054	$23,638
Henry L. Friedman	$10,700	$11,984	$2,054	$24,738
Robert Earl Mouton(2)	$9,700	$11,984	$2,054	$23,738
Ernest Freyou	$8,000	$--	$--	$8,000
Robert L. Wolfe, Jr.	$6,150	$--	$--	$6,150

_________

(1)

Represents the compensation cost recognized by the Company for fiscal 2007 in connection with stock awards or option awards granted to the individual, regardless of the year of grant and calculated in accordance with Statement of Financial Accounting Standards 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please see Note 12 of Notes to Consolidated Financial Statements in the 2007 Annual Report to Stockholders. Each director other than Messrs. Freyou and Wolfe received a grant a 250 shares during fiscal 2007, the grant date fair value of which was $12,747. No option grants were made during fiscal 2007. As of September 30, 2007, each director other than Messrs. Freyou, Wolfe and Judice, held 1,600 options, of which 1,440 were exercisable at that date. Messrs. Freyou and Wolfe have not received any options to date. Mr. Judice held 12,696 options as of September 30, 2007, all of which were exercisable.

(2)	Mr. Mouton retired from the Company’s and the Bank’s Boards of Directors in October 2007.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 will be furnished without charge to stockholders as of the record date upon written request to the Secretary, Teche Holding Company, 1120 Jefferson Terrace Boulevard, New Iberia, Louisiana 70560.

The Company’s Annual Report to Stockholders, including financial statements, will be mailed with this Proxy Statement on or about December 20, 2007 to all stockholders of record as of the close of business on December 10, 2007. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy. The cost of soliciting proxies will be borne by the Company.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be considered for inclusion in the Company’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive offices at 1120 Jefferson Terrace Boulevard, New Iberia, Louisiana 70560, no later than August 22, 2008. Any such proposal shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Under the Company’s Articles of Incorporation, stockholder proposals that are not included in the Company’s proxy materials for next year’s Annual Meeting of Stockholders will only be eligible for presentation at the meeting if the stockholder submits notice of the proposal to the Company at the above address by November 24, 2008. In addition, stockholder proposals must meet other applicable criteria as set forth in the Company’s Articles of Incorporation in order to be considered at next year’s meeting.

Appendix A

Audit Committee Charter

A.	Committee Responsibilities

The Audit Committee of the Board of Directors of Teche Holding Company (the “Company”) shall be a standing committee and is responsible for oversight of the Company’s financial reporting and internal controls. The Audit Committee (the “Committee”) reports to the Board of Directors (the “Board”). Its primary function is to oversee the accounting and financial reporting processes and financial statement audits, as well as to monitor the system of internal controls established by management and to evaluate the adequacy of auditing relative to these activities. The Committee is granted the authority to investigate any activity of the Company and it is empowered to retain persons having special competence to assist the Committee in fulfilling its responsibilities. The Company shall provide appropriate funding, as determined by the Committee, for payment of (a) any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (b) any advisers employed by the Committee, and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

1.	The Committee shall:

A.        Provide for an open avenue of communications between the independent accountants and the Board and, at least one time annually, meet with the independent accountants in private session.

B.        Review the qualifications and evaluate the performance of the independent accountants, and in its capacity as a committee of the board of directors, will be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose or preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent accounting firm will report directly to this Committee.

C.        Receive on an annual basis a written statement from the independent accountants detailing all relationships between the independent accountants and the Company consistent with requirements of the Independence Standards Board Standard 1, as may be modified or supplemented. The Committee shall actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may affect objectivity and independence of the independent accountants and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent accountants.

D.        Review and approve the independent accountants’ annual engagement letter.

E.        Review with the independent accountants (1) the proposed scope of their examination with emphasis on accounting and financial areas where the Committee, the independent accountants or management believe special attention should be directed, (2) results of their audit, (3) their evaluation of the adequacy of the system of internal controls, (4) significant disputes, if any, with management and (5) cooperation received from management in the conduct of the audit.

F.        Review significant accounting, reporting, regulatory or industry developments affecting the Company.

G.        Review interim financial results with the Company’s financial officer and the independent accountants prior to the public announcement of financial reports and the filing of the Form 10-Q.

H.        Discuss with management and the independent accountants, any issues regarding significant risks or exposures and assess the steps management has taken to minimize such risk.

I.         Discuss with the independent accountants SAS 61 matters that may be modified or supplemented.

J.         Make a recommendation to the Board whether the financial statements should be included in the Company’s Annual Report on Form 10-K.

K.        Approve the Audit Committee’s report to be included in the Company’s Proxy Statement for its Annual Meeting of Shareholders.

L.        Establish procedures for, (a) receiving, retaining and addressing complaints received by the Company concerning accounting, internal accounting controls, and other auditing matters, and (b) the confidential, anonymous submission by any employee of Teche Federal Savings Bank of concerns regarding accounting or auditing matters. Complaints and employee concerns will be submitted to the Director of Internal Audit and will be communicated to the committee. A file for such complaints and employee concerns will be maintained by the Director of Internal Audit.

M.	Review and oversee related party transactions.

N.        Perform other functions assigned by law, the Company’s bylaws and any other functions the Board deems necessary and appropriate.

B.	Committee Membership

The membership of the Committee shall be:

A.	Be appointed by the Board, annually

B.        Be comprised solely of independent directors as defined by the applicable regulatory authorities, and

C.	Consist of at least three members.

C.	Committee Meetings

Meetings will be held at least four times a year. Minutes will be recorded and reports of committee meetings will be presented at the next Board meeting.

D.	Committee Charter Review and Approval

This Audit Committee Charter shall be reviewed, reassessed, and approved by the Board as required and shall be included in the proxy statement at least every three years.

Appendix B

Nominating Committee Chamber

Purpose:

Acting pursuant to the Bylaws of Teche Holding Company (the “Company”), the Board of Directors has established a Directors Nominating Committee whose purpose is to seek and recommend to the Board qualified nominees for election or appointment to the Company’s Board of Directors.

Membership:

The Committee will consist of a minimum of three members of the Board of Directors, all of whom shall be independent directors. Applicable laws and regulations, including the regulations of the American Stock Exchange, as they may be amended from time to time, will be followed in evaluating a director’s independence. The members of the Committee will be appointed by and serve at the discretion of the Board of Directors.

Nomination/Appointment Policy:

The Committee believes that it is in the best interest of the Company and its stockholders to obtain highly-qualified persons to serve as members of the Board of Directors. The Committee will seek nominees with excellent decision-making ability, business experience, personal integrity and reputation who are knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.

The Committee’s process for identifying and evaluating potential nominees will include soliciting recommendations from directors and officers of the Company and its wholly-owned subsidiary, Teche Federal Bank. Additionally, the Committee will consider persons recommended by stockholders of the Company in selecting the individuals the Committee recommends to the Board for selection as the Board’s nominees. The Committee will evaluate persons recommended by directors or officers of the Company or Teche Federal Bank and persons recommended by stockholders in the same manner.

To be considered in the Committee’s selection of individuals the Committee recommends to the Board for selection as the Board’s nominees, recommendations from stockholders must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company. Recommendations should include all the information required by the Company’s Articles of Incorporation and Bylaws and identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered.

B-1

Responsibilities:

The responsibilities of the Directors Nominating Committee shall include:

•          Assisting in identifying, interviewing and recruiting individuals for selection as Board nominees for election as directors.

•          Annually presenting to the Board a list of individuals recommended for selection by the Board as the Board’s nominees for election at the annual meeting of stockholders.

•          Regularly reviewing and making recommendations about changes to the charter of the Directors Nominating Committee.

•          Any other duties or responsibilities expressly delegated to the Directors Nominating Committee by the Board from time to time.

Meetings and Reports:

The Committee will meet at least once annually to evaluate and make a recommendation to the Board of individuals for selection as the Board’s nominees for election at the annual meeting of stockholders. Additional meetings may occur as the Committee or its chair deems advisable. The Directors Nominating Committee shall keep regular minutes of the transactions of its meetings and shall cause them to be recorded in books kept for that purpose in the office of the Company.

Resources and Authority:

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel and other experts or consultants as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director nominees, this authority shall be vested solely in the Committee.

B-2

TECHE HOLDING COMPANY

1120 JEFFERSON TERRACE BOULEVARD

NEW IBERIA, LOUISIANA 70560

(337) 560-7151

ANNUAL MEETING OF STOCKHOLDERS

JANUARY 23, 2008

The undersigned hereby appoints the Board of Directors of Teche Holding Company (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”), to be held at the office of Teche Federal Bank located at 1120 Jefferson Terrace, New Iberia, Louisiana on January 23, 2008, at 10:30 a.m. and at any and all adjournments thereof, in the following manner:

			FOR	WITHHELD
1.	The election as directors of all nominees listed below		☐	☐

J.L. Chauvin
Mary Coon Biggs
Thomas F. Kramer

INSTRUCTIONS: To withhold your vote for any nominee, write the nominee’s name on the line provided below.

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Dixon Hughes PLLC as the Company’s independent auditor for the fiscal year ending September 30, 2008	☐	☐	☐

In their discretion, such attorneys and proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” all of the above listed propositions.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of the Company of his or her decision to terminate this proxy.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement and the 2007 Annual Report to Stockholders.

Dated:	☐ Check Box if You Plan to Attend the Annual Meeting.

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.